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                      UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)


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
                                                     Three
                                                     Months
                                                     Ended                       Year Ended September 30,
                                                  December 31,    --------------------------------------------------------
                                                      1997            1997          1996           1995            1994
                                                  ------------    -----------    -----------    -----------    -----------
EARNINGS:
Earnings before income taxes                        $  26,008      $  63,275      $  61,717      $  39,759      $  41,244
Interest expense                                        4,273         16,696         15,921         16,632         16,482
Amortization of debt discount and expense                  48            176            173            206            187
Interest component of rental expense                      410          1,887          1,838          1,604          1,344
                                                  ------------    -----------    -----------    -----------    -----------
                                                    $  30,739      $  82,034      $  79,649      $  58,201      $  59,257
                                                  ============    ===========    ===========    ===========    ===========

COMBINED FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS:
Interest expense                                    $   4,273      $  16,696      $  15,921      $  16,632      $  16,482
Amortization of debt discount and expense                  48            176            173            206            187
Allowance for funds used during
  construction (capitalized interest)                      10            114            107             65            136
Interest component of rental expense                      410          1,887          1,838          1,604          1,344
Preferred stock dividend requirements                     691          2,764          2,765          2,778          1,356
Adjustment required to state preferred stock
  dividend requirements on a pretax basis                 418          1,754          1,685          1,164          1,018
                                                  ------------    -----------    -----------    -----------    -----------
                                                    $   5,850      $  23,391      $  22,489      $  22,449      $  20,523
                                                  ============    ===========    ===========    ===========    ===========
Ratio of earnings to combined fixed charges
  and preferred stock dividends                          5.25           3.51           3.54           2.59           2.89
                                                  ============    ===========    ===========    ===========    ===========
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